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                     June 11, 2024

       Kate Bueker
       Chief Financial Officer
       HubSpot, Inc.
       Two Canal Park
       Cambridge, MA 02141

                                                        Re: HubSpot, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-36680

       Dear Kate Bueker :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Alyssa Harvey Dawson